Exhibit 9.01(b)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of presentation

The unaudited pro forma consolidated financial statements of The Parkview Group., Inc. (“Parkview”), in the opinion of management, include all material adjustments directly attributable to the share exchange contemplated by a share exchange agreement, dated November 10, 2010, by and among Dynamic Ally, a British Virgin Islands company (“Dynamic Ally”) and the stockholders of 100% of Dynamic Ally’s common stock, on the one hand, and Parkview and certain holders of Parkview’s issued and outstanding common stock and the holders of 100% of Parkview’s common stock, on the other hand (the “Share Exchange). Pursuant to the share exchange agreement, on November 10, 2010, Parkview issued to the shareholders of Dynamic Ally 6,577,551 shares of common stock, par value $0.001 per share, in the aggregate in exchange for all of the issued and outstanding shares of Dynamic Ally held by its shareholders. As a result, Dynamic Ally became a wholly-owned subsidiary of Parkview. The pro forma consolidated statement of operations includes the accounts of Parkview and Dynamic Ally.

Dynamic Ally is a holding company that owns 100% of Ningguo Taiyang Incubation Plant Co., Ltd. (“Ningguo”), which is a wholly foreign-owned enterprise (“WFOE”) under the laws of the Peoples’ Republic of China (“PRC” or “China”). On May 26, 2010, Ningguo entered into and consummated a series of contracts with Anhui Taiyang Poultry Co, Ltd. (“Anhui Taiyang”), a PRC limited liability company and breeder and seller of ducks and duck parts, by which Ningguo will provide certain consulting and operating services to Anhui Taiyang. These agreements include a consulting services agreement, operating agreement, option agreement, equity pledge agreement, and voting rights proxy agreement. Through these contractual agreements, Dynamic Ally, by way of Ningguo, effectively controls the business of Anhui Taiyang upon closing of the Share Exchange Agreement.

The unaudited pro forma statement of operations for the six months ended June 30, 2010 was prepared as if Parkview’s acquisition of Dynamic Ally was consummated on January 1, 2010. The unaudited pro forma statement of operations for the year ended December 31, 2010 was prepared as if Parkview’s acquisition of Dynamic Ally was consummated on January 1, 2009. The unaudited pro forma balance sheet was prepared as if the transaction was consummated on June 30, 2010.

The unaudited pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

The Parkview Group, Inc.
Unaudited Pro Forma Balance Sheets
As at June 30, 2010
(Expressed in United States Dollars)

	The Parkview Group, Inc.	Dynamic Ally Ltd.	Pro Forma Adjustments	Pro Forma Consolidated

ASSETS
Current assets
Cash and cash equivalents	$3,346	$1,859,417		$1,862,763
Trade accounts receivable, net		3,331,053		3,331,053
Loans receivable		3,026,839		3,026,839
Inventories, net		2,861,977		2,861,977
Prepaid and other current assets		1,778,361		1,778,361
Proceeds receivable from sale of fertilizer plant		1,845,106		1,845,106
Due from related parties		376,119		376,119
Total current assets	3,346	15,078,872	—	15,082,218

Construction in progress		4,665,664		4,665,664
Property, plant and equipment, net	904	14,351,228		14,352,132
Land use rights		10,500,689		10,500,689
Other long term assets		1,949,507		1,949,507
Total assets	$4,250	$46,545,960	$—	$46,550,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable and accrued expenses		$2,345,139		$2,345,139
Other accounts payable		5,988,585		5,988,585
Loans payable, current portion		13,659,196		13,659,196
Convertible loan payable		608,967		608,967
Total current liabilities	—	22,601,887	—	22,601,887

Loans payable, long term portion		5,989,325		5,989,325
Total liabilities	—	28,591,212	—	28,591,212

Shareholders’ equity
Common stock	527	10,000	(7,919)	2,608
Additional paid-in capital	170,533	—	19,528,874	19,699,407
Retained earnings (accumulated deficit)	(166,810)	17,439,833	(19,520,955)	(2,247,932)
Cumulative translation adjustment		504,915		504,915
Total equity	4,250	17,954,748	—	17,958,998

Total liabilities and shareholders’ equity	$4,250	$46,545,960	$—	$46,550,210

The Parkview Group, Inc.
Unaudited Pro Forma Statements of Operations
For the Six Months Ended June 30, 2010
(Expressed in United States Dollars)

	The Parkview Group, Inc.	Dynamic Ally Ltd.	Pro Forma Adjustments	Pro Forma Consolidated

Revenues		$19,646,570		$19,646,570
Cost of goods sold		16,221,751		16,221,751

Gross Profit	—	3,424,819	—	3,424,819

Sales and marketing expenses		22,860		22,860
General and administrative expenses	16,668	1,324,147	2,081,122	3,421,937

Operating profit	(16,668)	2,077,812	(2,081,122)	(19,978)

Other income		1,772,121		1,772,121
Subsidy income		108,543		108,543
Interest expense, net		(805,948)		(805,948)

Operating income before income taxes	(16,668)	3,152,528	(2,081,122)	1,054,738
Income tax expense				—

Net income	$(16,668)	$3,152,528	$(2,081,122)	$1,054,738

The Parkview Group, Inc.
Unaudited Pro Forma Statements of Operations
For the Year Ended December 31, 2009
(Expressed in United States Dollars)

	The Parkview Group, Inc.	Dynamic Ally Ltd.	Pro Forma Adjustments	Pro Forma Consolidated

Revenues	$6,500	$28,859,699		$28,866,199
Cost of goods sold		24,670,485		24,670,485

Gross Profit	6,500	4,189,214	—	4,195,714

Sales and marketing expenses		55,425		55,425
General and administrative expenses	67,319	1,347,787	2,081,122	3,496,228

Operating profit	(60,819)	2,786,002	(2,081,122)	644,061

Other income		(81,736)		(81,736)
Subsidy income		339,981		339,981
Interest expense, net		(554,924)		(554,924)

Operating income before income taxes	(60,819)	2,489,323	(2,081,122)	347,382
Income tax expense				—

Net income	$(60,819)	$2,489,323	$(2,081,122)	$347,382

The Parkview Group, Inc.
Unaudited Notes to Pro Forma Financial Statements
(Expressed in United States Dollars)

1.
Parkview’s acquisition of Dynamic Ally is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the Staff of the Securities and Exchange Commission, Parkview (the legal acquirer) is considered the accounting acquiree and Dynamic Ally (the legal acquiree) is considered the accounting acquirer. From and after the reverse acquisition, the consolidated financial statements of the consolidated entities will in substance be those of Dynamic Ally, with the assets and liabilities, and revenues and expenses, of Parkview being included effective from the date of consummation of reverse acquisition. Parkview is deemed to be a continuation of business of Dynamic Ally. The outstanding common stock of Parkview prior to the reverse acquisition will be accounted for at their net book value and no goodwill will be recognized.

2.	There were no inter-company transactions or balances between Parkview and Dynamic Ally during the periods covered by the pro forma consolidated financial statements.

3.
Pro forma adjustments to the balance sheets at June 30, 2010 include (a) elimination of the common stock and retained earnings of Dynamic Ally as required by reverse merger accounting, and (b) $2,081,122 of stock based compensation expense recognized for 1,040,561 shares issued in the Share Exchange to service providers in exchange for services rendered, as if those shares had been issued on June 30, 2010, of which $2,081 was allocated to common stock and $2,079,041 was allocated to additional paid-in capital.

4.
Pro forma adjustments to the statement of operations for the six months ended June 30, 2010 and for the year ended December 31, 2009 include $2,081,122 of stock based compensation expense recognized for 1,040,561 shares issued in the Share Exchange to service providers in exchange for services rendered, as if those shares had been issued on January 1, 2010 and January 1, 2009, respectively.

5.
Dynamic Ally was incorporated in the British Virgin Islands on March 2, 2010. The historical financial statements presented herein for Dynamic Ally reflect the consolidated financial results of Dynamic Ally, Ningguo, and Taiyang on a retroactive basis since May 2006, which is the date that Taiyang was established and started operations.

6.
Immediately after the acquisition of Dynamic Ally by Parkview on November 10, 2010, Parkview consummated a financing for the sale of units for the aggregate gross proceeds of $5,000,056, at a price of $8.00 per unit. Each unit consists of (i) four (4) shares of Common Stock and (ii) a warrant to purchase one (1) share of common stock at an exercise price of $4.00. This transaction is not reflected in the pro forma financial statements since it occurred subsequent to completion of the Share Exchange.